                                                                 Exhibit 10.19


                     [Letterhead of Silicon Image, Inc.]

                                                           SILICON IMAGE, INC.
                                                           10131 Bubb Rd.
                                                           Cupertino, CA 95014
                                                           Ph: (408) 873-3111
                                                           Fax: (408) 873-0446


                                 June 16, 1999


Steve Tirado
18052 Center Street
Castro Valley, CA 94546

Dear Steve:

    Silicon Image, Inc. (the "Company") is pleased to confirm our offer of employment to you. The terms of our offer and the benefits currently provided by the Company are as follows:

    1. You will initially report to the President and Chief Executive Officer, David Lee, in the position of Executive Vice President, Marketing and Business Development.

    2. The Company understands that your career goal is to be promoted to the position of Chief Operating Officer or Chief Executive Officer of the Company within approximately two years of your date of hire. Accordingly, the Company undertakes, as part of its regular periodic performance review process, to evaluate your performance and establish performance objectives for you in light of this career goal. The first such review will take place within six to nine months of your date of hire. The Company further agrees that it will not consider any other candidate for the position of Chief Executive Officer or Chief Operating Officer of the Company unless it also considers you for that position. You in turn understand and agree that the appointment of such an officer lies within the discretion of the Company's Board of Directors at the time, and the Company is not promising you such a promotion within two years or at any other time.

    3. Your starting salary will be $225,000 per year and will be subject to annual review. During your first year of employment, you will be eligible for a special cash bonus of up to $25,000 on the six-month anniversary of your date of hire and an additional $25,000 on the one-year anniversary of your date of hire, based on your achieving certain goals agreed to by you and the Company, such as hiring and building the marketing organization. The Company presently plans to establish a "Management by Objective" ("MBO") bonus program for the Company's executives at such time (if ever) that the Company becomes profitable. Should such an MBO bonus program be established by the Company, you will be eligible to participate on terms comparable to those offered to other executive officers of the Company.


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    4.  You will be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs. You will initially be eligible for three weeks of paid vacation each year.

    5. We will recommend to the Board of Directors of the Company that you be granted an option under the Company's 1995 Equity Incentive Plan to purchase a number of shares of the Company's common stock representing 2% of the fully diluted common equivalent shares outstanding, or 470,175 shares. The exercise price per share of the option will be the fair market value of the Company's common stock, as determined by the Company's Board of Directors at its first opportunity following the date you begin employment at the Company. Your option will be immediately exercisable in full, subject to your payment of the exercise price in cash or by delivery of a full recourse promissory note having terms standard for the Company. The shares you will be given the opportunity to purchase will vest of the rate of one-fourth (1/4) at the end of your first anniversary with the Company and an additional one-forty eighth (1/48) per month thereafter so long as you remain employed by the Company.

    6. If your employment with the Company terminates for any reason other than a termination by the Company for "Cause" (as defined following), then for six (6) months following your termination, (i) the Company will continue to pay you your then-current salary, less applicable withholding taxes, on the Company's normal payroll dates during that period, and (ii) the Company will continue your benefits as described in Section 4 above to the extent permitted by the terms of the Company's plans then in effect. As used herein, "Cause" means willful gross misconduct, conviction of a felony or an act of material personal dishonesty.

    7. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We will provide a copy of this form of agreement to for review upon your request. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.

    8. This offer of employment is made to you in confidence, and its terms must not be disclosed by you to anyone outside your immediate family. If you do disclose any of its terms to such a family member, you must caution him or her that such information is confidential and must not be disclosed to anyone else.

    9. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.


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        Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

    10. This offer will remain open until June 18, 1999. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call me.

    We look forward to the opportunity to welcome you to the Company.




Very truly yours,

Silicon Image, Inc.


By: /s/ David D. Lee
   -------------------------------------
         David D. Lee, President and CEO


Acknowledged, Accepted and Agreed


    /s/ Steve Tirado
   -------------------------------------
   Steve Tirado


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


Summary Capitalization of Silicon Image, Inc.


June 15, 1999


                                              Number of         Number of
                                              Shares            Common
Type of Security                              Outstanding       Equivalents
----------------                              -----------       -----------
Series A Preferred Stock                      1,565,000          3,130,000

Series B Preferred Stock                        400,000            932,203

Series C Preferred Stock                      4,000,000          4,000,000

Series D Preferred Stock                      3,594,859          3,594,859

Non-Plan Common Stock and Options             5,525,000          5,525,000
Outstanding

Plan Common Stock and Options Outstanding     4,560,375          4,560,375

Reserve under Plan                            1,305,625          1,305,625

Warrants for Series D                            32,142             32,142

Warrants for Common                             428,571            428,571

TOTAL                                                           23,508,775


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                              OFFER LETTER ADDENDUM


    This Addendum pertains to a certain letter agreement dated June 15, 1999, by and between Silicon Image, Inc., a California corporation (the "Company"), and Steve Tirado.

    The Company and Mr. Tirado agree that Mr. Tirado will first be employed by the Company on June 19, 1999. Mr. Tirado represents and warrants that he will not breach any obligations to current or prior employers by being employed by the Company on that date.

    The Company and Mr. Tirado agree that Mr. Tirado's status on June 19,1999 will be [part-time employee/leave of absence]. The Company and Mr. Tirado agree that Mr. Tirado will not assume the position of Executive Vice President, Marketing and Business Development until such time as Mr. Tirado is able to devote substantially full-time efforts to his employment with the Company.

SILICON IMAGE, INC.


By: /s/ David D. Lee                             /s/ Steve Tirado
   -------------------------------              -----------------------------
    David D. Lee                                 Steve Tirado
    President & CEO